Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of International Textile Group, Inc.:

1.	Registration Statement (Form S-8 No. 333-143427) pertaining to the International Textile Group, Inc. Equity Incentive Plan, as amended and restated, and
2.	Registration Statement (Form S-8 No. 333-143426) pertaining to the International Textile Group, Inc. Stock Option Plan for Non-Employee Directors, as amended and restated;

of our report dated June 27, 2007 with respect to the consolidated financial statements of BST Safety Textiles Holding GmbH as of December 8, 2006 and December 31, 2005 and for the periods from January 1, 2006 through December 8, 2006 and July 1, 2005 through December 31, 2005 included in this Current Report (Form 8-K/A) of International Textile Group, Inc. dated July 10, 2007.

/s/ Ernst & Young AG

Freiburg, Germany

July 5, 2007